Exhibit 99.1

DGSE Companies Announces CFO Transition

DALLAS--(BUSINESS WIRE)--October 29, 2015--DGSE Companies, Inc. (NYSE MKT: DGSE) (“DGSE” or “the Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced that C. Brett Burford has tendered his resignation from the positions of Chief Financial Officer, and Director of DGSE Companies, Inc., to be effective November 4, 2015. Mr. Burford has accepted the position of Chief Financial Officer of Eyemart Express, LLC, a national retailer of prescription eyewear. Mr. Burford has been Chief Financial Officer of DGSE since August of 2012, and a director of the Company since April 2014.

“DGSE would like to thank Brett for his many significant contributions to the Company, during a critical time in the Company’s history. DGSE wishes him continued success in this next stage of his career,” stated Matthew Peakes, Chief Executive Officer and Chairman of DGSE.

The Company also announced that its Board of Directors has named Nabil J. Lopez, currently the Company’s Senior Vice President and Controller, to replace Mr. Burford in the position of Chief Financial Officer. Mr. Lopez, has also been elected to replace Mr. Burford on the Company’s Board of Directors. Mr. Lopez has been with the Company since September of 2012, and prior to DGSE served as Director of Financial Reporting and Internal Controls for Zale Corporation, a leading national retailer of jewelry and watches. Mr. Lopez is a Certified Public Accountant in the state of Texas, and also has previously worked with the Dallas-based offices of KPMG LLP, Deloitte & Touche LLP, and Ernst & Young LLP.

“We are extremely excited to have Nabil Lopez step into the CFO role at DGSE,” continued Mr. Peakes. “Nabil has an exceptional professional background, and has been a critical part of the rebuilding of DGSE’s accounting, financial reporting and internal control functions in the wake of the Company’s 2012 restatement. Nabil brings great leadership and technical capabilities, and will provide strong continuity within the accounting and finance function at DGSE.”

On October 9, 2015 the Company also announced that J. Marcus Scrudder had been elected to the Board of Directors, and on October 16, 2015 the Company announced that Douglas J. Lattner had been elected to the Board. Mr. Scrudder is currently the President and Owner of Heartland Cabinetry and Furniture, Inc., and was previously Chief Executive Officer and Chief Financial Officer of Craftmade International, a NASDAQ-traded producer of ceiling fans, lighting and outdoor furniture. Mr. Lattner is a retired Principal and Vice Chairman of Deloitte & Touche LLP, and former Chairman and CEO of Deloitte Consulting LLP.

The Board has determined that both Mr. Scrudder and Mr. Lattner meet the definition of “independent director” for the purposes of the NYSE MKT and Securities and Exchange Commission (“SEC”) rules, and meet all other requirements of the NYSE MKT and SEC for the purposes of serving on the Audit Committee, the Compensation Committee, and the Compliance, Governance and Nominating Committee.

The Company is currently engaged in a search to fill one remaining independent director role, as well as to fill the Controller role that Mr. Lopez will vacate as he moves into the CFO role.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange, Chicago Gold & Diamond Exchange (formerly Bullion Express), and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates websites which can be accessed at www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT:
DGSE Companies, Inc.
Matthew M. Peakes, 972-587-4021
CEO and Chairman
investorrelations@dgse.com